Exhibit 99.1

For Immediate Release

For Information Contact
Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312.706.1706	303.915.9574
reids@eCollege.com	kristie@eCollege.com

eCollege® Provides Guidance on its Financial Plans

Company Expects Continued Strong Revenue and Earnings Growth from Continuing Operations

CHICAGO – January 17, 2007 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today provided guidance on its 2007 and longer term financial plans.

“We’re pleased that our 2007 plan for continuing operations calls for 20 to 23 percent top-line growth and 27 to 30 percent operating income growth, and we’re pleased that our 2007 plans include significant investments to accelerate future growth,” said Oakleigh Thorne, chairman and CEO of eCollege. “Assuming a sale of our Datamark Division this year, we expect 20 percent or greater top-line growth and a return to 40 percent or greater operating income growth in 2008 and 2009.”

2007 Guidance

The Company expects the following results in 2007 (growth rates shown are based on the midpoint of the Company’s previously provided 2006 guidance):

Revenue:

•	Revenue (from continuing operations – eLearning revenue only) of $62.5 to $64.5 million (growth of 20 to 23 percent).

Earnings:

•	Operating income from continuing operations of $14.5 to $15.5 million (growth of 27 to 35 percent), with operating margins of 23 to 24 percent.
•

Net income from continuing operations of $8.5 to $9.1 million (growth of 19 to 27 percent); net income per diluted share from continuing operations of $0.36 to $0.39 (growth of 17 to 26 percent) based on an estimated 23.4 million diluted shares, assuming an effective tax rate of approximately 42 percent.

•

Net income from discontinued operations of $2.0 to $2.4 million (compared to a projected loss of $700 thousand in 2006, which includes $2.1 million of pre-tax, non-cash interest expense related to the prepayment of debt associated with the Datamark acquisition); net income per diluted share from discontinued operations of $0.09 to $0.10 (compared to a projected loss of $0.03 per diluted share in 2006) based on the same estimated share count and tax rate as noted above. Expected earnings from discontinued operations assume 2007 revenue of approximately $59 million.

•

Adjusted EBITDA from continuing operations of $21.8 to $22.8 million (growth of 24 to 30 percent) and adjusted EBITDA from discontinued operations of $4.7 to $5.2 million (compared to projected adjusted EBITDA of $5.5 million in 2006).

Capital Spending and Capitalized Software Development:

•

Capital spending for continuing operations of approximately $6 million, including approximately $3 million related to the Company’s investment in its second data center and approximately $3 million related to the Company’s ongoing technology refresh program.

•	Capitalized software development for continuing operations of approximately $2 million, which includes the development of the eCollege .NExT platform.
•	Capital spending and capitalized software development for discontinued operations of approximately $3.5 million, primarily associated with technology investment.

Highlights of the Company’s 2007 financial outlook:

•

The Company is projecting the total number of distance enrollments supported by the eLearning Division to be approximately 1,670,000 for full year 2007, up 31 percent from approximately 1,270,000 distance student enrollments expected for the full year 2006.

•

The Company is projecting average annualized revenue per client at the eLearning division to be $360,000 in the fourth quarter of 2007, up 20 percent from approximately $300,000 expected for the fourth quarter of 2006.

2007 First Quarter Guidance

Additionally, the Company is providing the following initial outlook for the first quarter of 2007 (growth rates shown are based on first quarter 2006 actual results):

•	Revenue (from continuing operations – eLearning only) of $14.7 to $14.9 million (growth of 22 to 24 percent).
•	Operating income from continuing operations of $2.5 to $2.7 million (growth of 25 to 35 percent).
•

Net income from continuing operations of $1.5 to $1.6 million (growth of 26 to 35 percent); net income per diluted share from continuing operations of $0.06 to $0.07 (growth of 26 to 35 percent) based on an estimated 23.1 million diluted shares, assuming an effective tax rate of approximately 42 percent.

•

Net loss from discontinued operations of $100 thousand to net income of $100 thousand (less than one penny per diluted share), compared to net income of $281 thousand ($0.01 per diluted share) in the first quarter of 2006, based on the same estimated share count and tax rate as noted above.

•

Adjusted EBITDA from continuing operations of $4.0 to $4.2 million (growth of 20 to 26 percent) and adjusted EBITDA from discontinued operations of $300 thousand to $600 thousand, down from $1.6 million in the first quarter of 2006.

•

Capital spending and capitalized software development for continued operations of $1.4 million and $500 thousand, respectively; capital spending and capitalized software for discontinued operations of approximately $1.4 million.

Highlights of the Company’s Financial Outlook for Continued Operations for 2008 and 2009:

•	Revenue growth of 20 percent or greater.
•	Operating income growth of 40 percent or greater and operating margins in the low 30 percent range.
•	Adjusted EBITDA growth in the high 30 percent to low 40 percent range.
•	Capital spending of $4.8 million to $5.0 million and capitalized software development of $2.9 million to $3.3 million.

Highlights of the Company’s Financial Outlook for Discontinued Operations for 2008 and 2009:

For projection purposes, the Company has assumed that the Enrollment Division, Datamark, remained as an operating division of eCollege with associated corporate overhead allocations, and projects the following:

•	Revenue growth in the high single digits in 2008 and the low teens in 2009.
•	Adjusted EBITDA growth in the high 30 percent to low 40 percent range.
•	Capital spending of $1.0 million to $2.2 million and capitalized software development of approximately $400 thousand annually.

2006 Guidance

The Company is reiterating its 2006 fourth quarter guidance as previously stated in its press release dated November 9, 2006.

Conference Call

eCollege will hold a conference call to discuss 2007 financial guidance at 3:30 p.m. Central time (4:30 p.m. Eastern time) on January 17, 2007. Interested parties can listen to the live conference call webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the “Live Webcast” link. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

A replay of the call will be available via telephone from approximately 5:30 p.m. Central time (6:30 p.m. Eastern time) on January 17, 2007, until 11 p.m. Central time (midnight Eastern time) on January 24, 2007. To listen to the replay, participants in the U.S. and Canada should dial 800-642-1687. The conference ID for the replay is 4568464. Additionally, the webcast replay will be available via eCollege’s Web site for the next 12 months.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of these forward-looking statements include statements about the Company’s pursuit of a possible sale of Datamark (including the Company’s ability to achieve the strategic objectives contemplated thereby), expected future revenue, expenses, operating income, net income, adjusted EBITDA, capital expenditures, capitalized software development, profitability, customer enrollments, revenue per client and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual performance and results may differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the Company’s industries as well as the more specific risks and uncertainties facing the Company, including those identified in the Company’s reports on Form 10-K, Form 10-Q and Form 8- K filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

This news release and/or the financial results attached hereto include “adjusted EBITDA,” which is considered a “non-GAAP financial measure” under SEC rules. As required, we have included reconciliations of this measure to GAAP with this news release.

eCollege is a registered trademark of eCollege.

# # #

2007 Full-Year Financial Guidance (in thousands, except share and per share data)

	Full Year 2006 Guidance Midpoint(2)	Full Year 2007 Guidance Low	Y/Y Growth %	Full Year 2007 Guidance High	Y/Y Growth %

Revenue – Cont. Ops.	$52,285	$62,500	20%	$64,500	23%

Operating Income – Cont. Ops.	11,458	14,500	27%	15,500	35%
Operating Margin	21.9%	23.2%		24.2%

Net Income – Cont. Ops.	7,146	8,500	19%	9,100	27%
Net Income (Loss) – Disc. Ops.	(708)	2,000	N/M	2,400	N/M
Net Income – Consolidated	$6,439	$10,500	63%	$11,500	79%

Adj. EBITDA(1) – Cont. Ops.	17,574	21,800	24%	22,800	30%
Adj. EBITDA(1) – Disc. Ops.	5,544	4,700	-15%	5,200	-6%
Adj. EBITDA(1) – Consolidated	$23,118	$26,500	15%	$28,000	21%

Reconciliation of Net Income to Adjusted EBITDA:
Net Income – Cont. Ops.	$7,146	$8,500		$9,100
Stock-based Compensation Expense	2,954	2,700		2,700
Depreciation	2,527	3,500		3,500
Amortization of Capitalized Software	654	1,100		1,100
Interest Expense	(235)	(200)		(200)
Income Tax	4,528	6,200		6,600
Adjusted EBITDA(1) – Cont. Ops.	$17,574	$21,800		$22,800

Net Income – Disc. Ops.	($708)	$2,000		$2,400
Stock-based Compensation Expense	1,135	1,200		1,200
Depreciation	--	--		--
Amortization of Capitalized Software	798	100		100
Interest Expense	4,710	(100)		(100)
Income Tax	(392)	1,500		1,600
Adjusted EBITDA(1) – Disc. Ops.	$5,544	$4,700		$5,200

Earnings Per Share
Weighted Average Shares – Diluted	23,100,000	23,400,000		23,400,000

Net Income Per Diluted Share – Cont. Ops.	$0.31	$0.36	18%	$0.39	26%
Net Income (Loss) Per Diluted Share – Disc. Ops.	($0.03)	$0.09		$0.10
Net Income Per Diluted Share – Consolidated	$0.28	$0.45	61%	$0.49	76%

Capital Spending – Cont. Ops.	3,422	6,000		6,000
Capital Spending – Disc. Ops.	2,124	3,000		3,000
Capital Spending – Consolidated	$5,546	$9,000		$9,000

Capitalized Software Dev – Cont. Ops.	1,585	2,000		2,000
Capitalized Software Dev – Disc. Ops.	--	500		500
Capitalized Software Dev – Consolidated	$1,585	$2,500		$2,500

Q1 2007 Financial Guidance (in thousands, except share and per share data)

	Q1 2006 Actual (unaudited)	Q1 2007 Guidance Low	Y/Y Growth %	Q1 2007 Guidance High	Y/Y Growth %

Revenue – Cont. Ops.	$12,029	$14,700	22%	$14,900	24%

Operating Income – Cont. Ops.	$1,996	$2,500	25%	$2,700	35%
Operating Margin	16.6%	17.0%		18.1%

Net Income – Cont. Ops.	1,188	1,500	26%	1,600	35%
Net Income (Loss) – Disc. Ops.	281	(100)	-136%	100	-64%
Net Income – Consolidated	$1,469	$1,400	-5%	$1,700	16%

Adj. EBITDA(1) – Cont. Ops.	3,335	4,000	20%	4,200	26%
Adj. EBITDA(1) – Disc. Ops.	1,610	300	-81%	600	-63%
Adj. EBITDA(1) – Consolidated	$4,945	4,300	-13%	$4,800	-3%

Reconciliation of Adjusted EBITDA to Net Income

Net Income – Cont. Ops.	$1,188	$1,500		$1,600
Stock-based Compensation Expense	713	600		600
Depreciation	521	700		700
Amortization of Capitalized Software	105	200		200
Interest Expense	(44)	(20)		(20)
Income Tax	852	1,020		1,120
Adjusted EBITDA(1) – Cont. Ops.	$3,335	$4,000		$4,200

Net Income – Disc. Ops.	$281	($100)		$100
Stock-based Compensation Expense	245	300		300
Depreciation	--	--		--
Amortization of Capitalized Software	42	50		50
Interest Expense	840	50		50
Income Tax	202	--		100
Adjusted EBITDA(1) – Disc. Ops.	$1,610	$300		$600

Earnings Per Share
Weighted Average Shares – Diluted	23,000,000	23,100,000		23,100,000

Net Income Per Diluted Share – Cont. Ops.	$0.05	$0.06		$0.07
Net Income (Loss) Per Diluted Share – Disc. Ops.	$0.01	$0.00		$0.00
Net Income Per Diluted Share – Consolidated	$0.06	$0.06		$0.07

Capital Spending – Cont. Ops.	1,317	1,400		1,400
Capital Spending – Disc. Ops.	583	1,300		1,300
Capital Spending – Consolidated	$1,901	$2,700		$2,700

Capitalized Software Dev – Cont. Ops.	308	500		500
Capitalized Software Dev – Disc. Ops.	--	100		100
Capitalized Software Dev – Consolidated	$308	$600		$600

(1)

Adjusted EBITDA is not a generally accepted accounting principle, or “GAAP,” based measures.  However, management uses adjusted EBITDA as an important measure of the operating performance of the Company’s continuing and discontinued operations because it is an indication of the resources available for strategic opportunities and the Company’s profitability from current operations.  Further, as a result of the Company’s acquisition of Datamark in Q4 2003 and related borrowings, Adjusted EBITDA has been defined by the Company’s lenders as an important metric, and is used in the Company’s debt compliance covenants. This measure, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles. Because Adjusted EBITDA is used by some investors, analysts and other users of the Company’s financial information as a performance measure, it is reconciled herein to net income.

(2)     Please refer to the Company’s Q1 through Q3 2006 unaudited actual results and Q4 midpoint guidance as presented in the Company’s third quarter earnings press release dated November 9, 2006.